EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on June 7, 2007 effective as of the opening of business on May 31, 2007 by and among MIAMI SUBS CAPITAL PARTNERS I, INC., a Florida corporation (“Purchaser”), MIAMI SUBS CORPORATION, a Florida corporation (the “Company”), and NATHAN’S FAMOUS, INC., a Delaware corporation (“Seller”). Purchaser and Seller are referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock of the Company; and

WHEREAS, Seller wishes to sell the Company, and Purchaser wishes to purchase from Seller, all of the shares of common stock of the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, conditions and agreements contained herein, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1  Purchase and Sale of Shares.

(a)  Purchase of Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the issued and outstanding shares (consisting of 200 shares of common stock, $0.01 par value) of the Company (the “Shares”), for an aggregate price of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the “Purchase Price.)

(b)  Purchase Price. As payment in full for the Shares, Purchaser shall, against delivery of a certificate or certificates evidencing the Shares together with a stock power, deliver to Seller a cash payment of Eight Hundred Fifty Thousand Dollars ($850,000) by wire transfer of immediately available funds to such account as Seller has designated on Schedule 1.1(b), along with Purchaser’s Promissory Note (the “Purchaser’s Promissory Note”), in the form attached hereto as Exhibit A-1.

(c)  Additional Closing Deliveries. At the Closing, Purchaser shall also deliver the Austin Personal Guaranty (the “Austin Personal Guaranty”), in the form attached hereto as Exhibit A-2, the Galloway Personal Guaranty (the “Galloway Personal Guaranty”), in the form attached hereto as Exhibit A-3 and the Security Agreement (the “Security Agreement”), in the form attached hereto as Exhibit A-4, all duly executed by the respective parties thereto.

1.2  Closing.

The closing (the “Closing”) of the transactions contemplated herein shall be held simultaneously with the execution and delivery of this Agreement at the offices of Farrell Fritz, P.C., 1320 Reckson Plaza, Uniondale, New York 11556, or such other time and/or place as the Parties otherwise agree (the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller represents and warrants to Purchaser as follows:

 2.1   Organization; Qualification; Subsidiaries.

(a)  The Company. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(b)  Subsidiaries. Set forth on Schedule 2.1(b) is a list of all Subsidiaries of the Company. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure be so qualified or licensed would not have a Material Adverse Effect. Schedule 2.1(c) is a list of all jurisdictions in which the Company is licensed to do business.

2.2  Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement and each other document, instrument or agreement executed and delivered by Seller in connection with the transactions contemplated hereunder has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights.

2.3  No Conflict or Violation. Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  result in a violation of or a conflict with any provision of the organizational documents of Seller, the Company or any of its Subsidiaries;

(b)  result in a breach of, a default under, or give any third party the right to modify, terminate or accelerate any obligation under, any term or provision of any Contract to which Seller, the Company or any of its Subsidiaries is a party or by which any of their assets are bound; or

(c)  result in a violation by Seller, the Company or any of its Subsidiaries of, or require any authorization, consent, approval, exemption, notice, filing or other action due to or required from, or filing with, any Authority pursuant to any Regulation or Order except, in the case of clauses (b) and (c), where the occurrence of such event or failure to obtain such authorization, consent, or similar approval will not result in a Material Adverse Effect.

2.4  Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Authority is required to be made or obtained by Seller, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals or authorizations, or make such declarations, filings or registrations, would not in the aggregate impair the ability of Seller to perform its obligations hereunder or result in a Material Adverse Effect.

2.5  Capitalization.

(a)  There are 200 Shares of the Company issued and outstanding on a fully diluted basis and all such Shares are owned beneficially and of record by Seller. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Regulations. Neither Seller nor the Company has any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity or profits of the Company. No Shares of the Company are reserved for issuance and there are no outstanding preemptive rights, Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the Shares of the Company or pursuant to which the Company is or may become obligated to issue or exchange any of its Shares. There are no Contracts between or among the Company’s equity holder and any other Persons that are binding upon Seller or the Company with respect to the voting, transfer, encumbrance of any Shares of the Company or Options or with respect to any aspect of the Company’s governance or dividends or distributions.

(b)  All of the outstanding equity interests of each Subsidiary are owned by the Company, are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities Regulations except where the failure to be in compliance would not have a Material Adverse Effect. Neither Seller, the Company nor any of its Subsidiaries has any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity or profits of any Subsidiary. The Company has good and valid title to all of the shares of outstanding capital stock of each Subsidiary free and clear of all Liens, Contracts and Orders. No equity interests of any Subsidiary are reserved for issuance and there are no outstanding preemptive rights, Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become obligated to issue or exchange any of its equity interests. There are no Contracts between or among Seller, the Company, or any Subsidiary and any other Persons that are binding upon Seller, the Company or any Subsidiary with respect to the voting, transfer, encumbrance of any Shares of such Subsidiary or Options or with respect to any aspect of the Subsidiary’s governance or dividends or distributions.

2.6  Title to Personal Property. Except as set forth in Schedule 2.6, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used to conduct its business, including the properties and assets shown on the Most Recent Financial Statements or acquired after the date thereof, in each case free and clear of all Encumbrances, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements and (ii) those properties and assets transferred to Seller and listed on Schedule 2.6. Except as set forth on Schedule 2.6, the assets currently owned or leased by the Company or any of its Subsidiaries constitute all of the assets necessary to conduct its business in accordance with past practices as of the date of the Most Recent Balance Sheet and as of the date hereof, and are located at 6300 NW 31st Avenue, Ft. Lauderdale, Florida (the “Premises”).

2.7  Real Property.

(a)  Neither the Company nor any of its Subsidiaries owns any real property. Schedule 2.7(a) contains a true and complete list of all real property with respect to which the Company or any of its Subsidiaries is a lessee, sublessee, licensee or other occupant or user (the “Real Property”). Seller has provided to Purchaser a true and complete copy of each lease, sublease or other occupancy agreement (including any amendments and renewal letters) relating to the Real Property, together with all amendments and modifications thereto as listed on Schedule 2.7(a) (collectively, the “Real Property Leases”).

(b)  Except as set forth in Schedule 2.7(b), each of the Company and its Subsidiaries has a valid, enforceable and subsisting leasehold estate in, and the right to quiet enjoyment of, each parcel of Real Property for the full term of the lease thereof. Except as set forth in Schedule 2.7(b), each such Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights, of the Company or such Subsidiary, as applicable, and, to the Knowledge of Seller, of each other Person that is a party thereto and, to the Knowledge of Seller, no material breach or event of default has occurred or is continuing thereunder.

(c)  All Real Property is adequate and suitable for the purposes for which it is presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any such Real Property or the improvements thereon. Except as set forth in Schedule 2.7(c), to the Knowledge of Seller, there are no existing violations of any Regulations and Orders of any Authority, and the Seller has received no written notice of violation of any restrictive covenants or deed restrictions, applicable to any parcel of Real Property.

(d)  To the Knowledge of Seller, the current use and operation of the Real Property does not violate any Permit of the Company or any Subsidiary and each of the Company and its Subsidiaries has been issued all Permits necessary to operate the Real Property as currently operated. except where the failure to obtain such Permits will not have a Material Adverse Effect.

(e)  Neither the Company nor any of its Subsidiaries has received written notice of any, nor to the Knowledge of Seller are there any threatened, pending liens or special assessments against any of the Real Property by any Authority.

(f)  Neither the Company nor any of its Subsidiaries has received with respect to the Real Property, any written notice from any insurance company or Authority of (i) any condition, defect, or inadequacy affecting any of the Real Property that, if not corrected, would result in termination of insurance coverage or materially increase its cost, (ii) any proceedings or, to the Knowledge of Seller any threatened proceedings, that is reasonably likely to cause the change, redefinition, or other modification of the zoning classification, or (iii) any condemnation proceedings or, to the Knowledge of Seller any threatened proceedings, to widen or realign any street or highway adjacent to any of the Real Property.

2.8  Financial Statements; No Undisclosed Liabilities.

(a)  Financial Statements. Attached hereto as Schedule 2.8(a) to the Disclosure Schedule are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated Balance Sheets and Statements of Income, Cash Flows and Stockholders Equity for the Company and its consolidated Subsidiaries for each of the fiscal years ended March 26, 2006 (“Most Recent Fiscal Year End”) and March 27, 2005, and (ii) unaudited consolidated Balance Sheets and Statements of Income, Cash Flows and Stockholders Equity of the Company and its consolidated subsidiaries for the fiscal year ended March 25, 2007 (the “Most Recent Financial Statements”). The Financial Statements (including the notes thereto) have been prepared from the books and records of the Company and its consolidated Subsidiaries, have been prepared using GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the assets and liabilities of the Company and its consolidated Subsidiaries as of such dates and the results of operations of the Company and its consolidated Subsidiaries for such periods.

(b)  Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.8(b), the Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (a) liabilities reflected on the Most Recent Financial Statements; (b) liabilities and obligations which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business which would not result, individually or in the aggregate, in a Material Adverse Effect; (c) obligations under Contracts described on Schedule 2.13 or under Contracts entered into in the Ordinary Course of Business consistent with past practice which are not required to be disclosed on such Section (but not liabilities for any breach of any such Contract occurring on or prior to the Closing Date); and (d) other liabilities and obligations expressly disclosed in the Disclosure Schedule.

2.9  Subsequent Events.  Except as listed on Schedule 2.9, since March 25, 2007, there has not been any change in the business or financial condition of the Company which has or is reasonably likely to result  in a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing and except as listed on Schedule 2.9, since March 25, 2007, neither the Company nor any of its Subsidiaries has:

(a)  sold, leased, transferred, licensed, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(b)  entered into any Contracts (or series of related Contracts) involving expenditures of more than $50,000 per annum, nor modified any such existing Contracts, outside the Ordinary Course of Business;

(c)  accelerated, terminated, made modifications to, or canceled any material Contract to which the Company is a party or by which it is bound (nor has any other party thereto done the same);

(d)  imposed any Encumbrance upon any of its assets, tangible or intangible;

(e)  made or authorized any change in the organizational documents of the Company;

(f)  experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(g)  granted any increase in the base compensation of or made any other change in the employment terms or benefits of any of its directors, officers and employees, except for regularly scheduled salary adjustments made in the Ordinary Course of Business to individuals who are not Affiliates and that are set forth in Schedule 2.9(g) and changes in employment terms applicable to all employees generally;

(h)  made or been subject to any change in its accounting practices, procedures or methods;

(i)  discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business;

(j)  declared, set aside or made any payment or distribution of cash or other property to its equity holder or its other Affiliates with respect to such equity holder’s equity securities or otherwise, or purchased, redeemed or otherwise acquired any equity securities (including any Options to acquire its equity securities);

(k)  made capital expenditures or commitments therefor that amount in the aggregate to more than $50,000 (other than capital expenditures that are fully funded prior to the Closing);

(l)  except as otherwise contemplated by this Agreement, delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the Ordinary Course of Business;

(m)  made any charitable pledges exceeding in the aggregate $5,000;

(n)  entered into any synthetic lease or similar arrangement or any off-balance sheet financing arrangement;

(o)  lost any franchisee or received written notice from any franchisee that it intends to (i) amend the terms of any agreement between such franchisee and the Company or any Subsidiary, or (ii) terminate or not renew any agreement it may have with the Company or any Subsidiary;

(p)  lost any supplier or received written notice from any material supplier that it intends to (i) reduce the level of business that it does with the Company or any Subsidiary, (ii) amend the terms of any agreement between such supplier and the Company or any Subsidiary, or (iii) terminate or not renew any agreement it may have with the Company or any Subsidiary;

(q)  taken any action or failed to take any action that has had or would reasonably have been expected to have the effect of accelerating to the Pre-Closing Period royalties or other revenues that would otherwise be expected to be paid or incurred after the Closing; or

(r)  committed to do any of the foregoing (except to the extent that any such actions relate to the transfer of assets or liabilities to Seller as disclosed in the Disclosure Schedules).

2.10  Legal Compliance.

(a)  Except as set forth on Schedule 2.10(a), to the Knowledge of Seller, the Company is and has been for the two years preceding the date hereof in material compliance with all Regulations and Orders of any Authority applicable to it. Except as set forth on Schedule 2.10(a), to the Knowledge of Seller, for the two years preceding the date hereof no written notice has been received by and no written claims have been filed against the Company or any of its Subsidiaries alleging a material violation of any Regulation or Order.

(b)  To the Knowledge of Seller, the Company holds, and is in material compliance with, all Permits of any Authority required for the conduct of its business and the ownership of its properties except where the failure to so comply would not have a Material Adverse Effect. To the Knowledge of Seller, no written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing. To the Knowledge of Seller, all of such Permits will be available for use by the Company or such Subsidiary immediately after the Closing.

2.11  Tax Matters.

(a)  Except as set forth on Schedule 2.11(a): (i) the Company has timely filed all federal income Tax Returns and all other material Tax Returns it was required to file; (ii) all such Tax Returns were correct and complete in all material respects and all Taxes due and owing of the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except where the failure to file such Tax Returns or to pay such Taxes would not have a material adverse effect; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) the Company has maintained adequate provision for Taxes (excluding amounts deferred to take into account timing differences between book and tax) payable by the Company; (v) no claim has ever been made by a Taxing Authority in writing in a jurisdiction where the Company does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) there are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due and payable.

(b)  Except as set forth on Schedule 2.11(b), there is no material dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which the Seller has actual knowledge based upon personal contact with the agent of such Taxing Authority. The Company has not received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment, been withdrawn or is being contested in good faith. There is no material dispute or claim concerning any Tax liability of the Company either claimed or raised by any Taxing Authority in writing. The Company has: (A) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (B) paid all employer contributions and premiums; and (C) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment Taxes and premiums, all in material compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

(c)  Except as set forth on Schedule 2.11(c), no Tax Return of the Company has been audited, or is currently the subject of audit. The Company has delivered or made available to Purchaser correct and complete copies of all federal and foreign Tax Returns of the Company, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2001. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(d)  The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction. The Company has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code.

(e)  The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign tax law or a “closing agreement” as described in Section 7121 of the Code.

(f)  The Company has not engaged in any “reportable transaction” or transaction that is substantially similar to a “reportable transaction”, as defined in Section 1.6011-4 of the Treasury Regulations.

(g)  None of Company or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Internal Revenue Code. None of Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(h)  Except as set forth in Schedule 2.11(h), none of Company or any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(i)  Since January 1, 2001, none of Company or any of its Subsidiaries has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, distributed a corporation in a transaction that is reported to qualify under Code section 355, or been distributed in a transaction that is reported to qualify under Code section 355.

(j)  None of Company or any of its Subsidiaries has had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

2.12  Intellectual Property.

(a)  The Company’s Intellectual Property Rights are set forth on Schedule 2.12(a), including (i) any Intellectual Property Rights owned by the Company or any Subsidiary and filed or registered with any Authority, (ii) any unregistered Intellectual Property Rights owned by the Company or any Subsidiary which are material to the current business of the Company, and (iii) any Intellectual Property Rights licensed by the Company or any Subsidiary. The Company or such Subsidiary owns all right, title and interest with respect to, or has all necessary rights to use and license its licensees to use, in either case as specified in Schedule 2.12(a), all of the Intellectual Property Rights set forth on Schedule 2.12(a), free and clear of all Encumbrances. The Intellectual Property Rights specified in Schedule 2.12(a) constitute all of the Intellectual Property Rights used or owned by the Company or its Subsidiaries and all Intellectual Property Rights that are necessary for the conduct of the Company’s and its licensee’s business as currently conducted. All registrations for the Company’s Intellectual Property Rights are owned of record by the Company, have been duly maintained and are in full force and effect. No filing or payment of any kind was or is required to be made with respect to any of the filings for any of the Company’s Intellectual Property Rights at any time prior to the Closing Date which has not been made or paid in a timely manner or will not be made or paid in a timely manner, as applicable. To the Knowledge of Seller, all licenses granted to the Company or one of its Subsidiaries with respect to Intellectual Property Rights are authorized, valid and in full force and effect, no breach of any such license has occurred in the past or is occurring presently, nor shall any such license terminate as a result of the execution and performance of this Agreement or the consummation of the transactions contemplated hereunder.

(b)  To the Knowledge of Seller, (i) no other Person has any rights to any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in the United States except pursuant to Contracts or licenses specified on Schedule 2.12(b), (ii) no other Person is infringing, misappropriating or otherwise violating any such Intellectual Property Rights in the United States that the Company or any of its Subsidiaries owns or uses, (iii) no Intellectual Property Rights of the Company or any of its Subsidiaries are subject to any outstanding Order or Claim in the United States, and (iv) neither the Company, any of its Subsidiaries nor any of its or their licensees has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any third party Intellectual Property Rights or any other third party proprietary right, nor has any such Claim been made against any of them, nor, to the Knowledge of Seller, is there any basis for such a Claim. There is no allegation or Claim or, to the Knowledge of Seller, any basis for any allegation or Claim that any of the Company’s Intellectual Property Rights are subject to claims or defenses that could impair or preclude enforcement of said rights in the United States, including, without limitation, laches, misuse, acquiescence, statute of limitations, abandonment or fraudulent registration.

(c)  There is no Intellectual Property Right developed by a shareholder, director, officer, independent contractor, consultant or employee of the Company or Seller that is used in the business of the Company or any of its Subsidiaries that has not been transferred to, or is not owned free and clear of any Encumbrances by, the Company. Reasonable precautions have been taken to protect the secrecy and value of all trade secrets forming a material part of the Company’s Intellectual Property Rights, including, without limitation, all proprietary and confidential business methods, techniques and practices, such precautions including, without limitation, implementation and enforcement of confidentiality policies and practices and requiring all employees and contractors having access to any confidential and proprietary information used in the business to execute and deliver written confidentiality agreements obligating them to maintain the confidentiality of same.

(d)  There are no computer systems used by the Company or any of its Subsidiaries. The Company currently uses Intellectual Property owned by the Seller, as listed on Schedule 2.12(d).

2.13  Franchise Operations and Reporting.

(a)  Franchisees and Franchise Agreements. Schedule 2.13(a) accurately identifies all Franchise Agreements (collectively “Franchise Agreements”) which grant or purport to grant to a third party the right to operate or to develop “Miami Subs” restaurants within a geographic area, to which the Company is a party, that are currently in effect, by name of franchisee, licensee or operator (“Franchisee”), date of agreement, and location of restaurant(s). Company is not party to any Area Development Agreements which are currently in effect, subject to the standard territorial restrictions contained in the Franchise Agreements and subject to Section 2.13(b)(vi) below.

(i)  Except as set forth in Schedule 2.13(a)(i), each currently-effective Franchise Agreement is substantially similar to the form of Franchise Agreement (the “Standard Form Franchise Agreement”) incorporated into the applicable Uniform Franchise Offering Circular (“UFOC”) that was delivered to the Franchisee prior to the sale of that particular franchise by the Company (or its predecessors) to the Franchisee. Except as set forth in Schedule 2.13(a)(i), no other contracts exist between the Company and any third party granting any such third party the right, or any option or right of first refusal, to conduct business under the name “Miami Subs” or any other Intellectual Property Rights owned or used by the Company.

(ii)  Except as set forth in Schedule 2.13(a)(ii), to the Knowledge of Seller, there are no existing defaults by the Company or any of its Subsidiaries, and no event has occurred which, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries, under any such Franchisee Agreement. , which default could reasonably be expected to have a Material Adverse Effect upon the business of the Company when taken as a whole, nor would such default permit a Franchisee to terminate such Franchise Agreement and such termination could reasonably be expected to have a Material Adverse Effect upon the business of the Company when taken as a whole.

(iii)  Except as set forth in Schedule 2.13(a)(iii), to the Knowledge of Seller, the material terms of the Franchise Agreements are enforceable, except as enforcement may be limited by applicable laws, including but not limited to franchise relationship laws and bankruptcy, insolvency, reorganization, moratorium and other laws and case precedents affecting franchisor-franchisee relations and/or creditors rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law.

(iv)  Except as set forth in Schedule 2.13(a)(iv), the Company has not granted a waiver, forbearance or consent which is currently in effect with respect to any provision of any Franchise Agreement regarding a current Franchisee’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes.

(v)  Except as set forth in Schedule 2.13(a)(v), each current Franchisee is current in its financial obligations to the Company, including without limitation, for payments due for franchise, development, or license fees, royalties and advertising contributions.

(b)  Franchise Legal Compliance. Seller has previously delivered a complete copy of the Company’s current Uniform Franchise Offering Circular (“UFOC”), dated as of [September 19, 2006], and a copy of each of the Company’s past UFOCs issued on or after January 1, 2003, each of which UFOCs contain the information necessary for the Company to comply, as of the effective date of each UFOC, with its disclosure obligations arising under the FTC Rule and the requirements of the Registration Regulations of those states in which the company has, since January 1, 2003, obtained registration or exemption of franchise offers and sales, as such states are listed in Schedule 2.13(b)(ii). In connection with the Company’s UFOC and franchise registration and disclosure obligations, and its franchise offers and sales:

(i)  Since January 1, 2003, the Company has prepared and maintained each UFOC in compliance with: (A) the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 (“UFOC Guidelines”); and/or (B) the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the Federal Trade Commission, 16 C.F.R. Part 436 (the “FTC Rule”); and (C) the Regulations of those states of the United States that require such registration before the Company may offer and/or sell franchises or business opportunities (“Registration Regulations”), as specified in Schedule 2.13(b)(ii).

(ii)  Schedule 2.13(b)(ii) is a true and correct list of the U.S. jurisdictions in which either the Company or any of its Subsidiaries is currently, or has at any time since January 1, 2003 been, registered, exempt from registration (in cases where written notification of exemption is required by Regulations), or otherwise authorized to offer and sell franchises, under a Registration Regulation.

(iii)  Except as set forth in Schedule 2.13(b)(iii), in those states in which the Company has conducted business since January 1, 2003, the Company has made all necessary Registration Regulation filings and obtained the requisite authorizations from the state authorities necessary to carry on the business of a franchisor offering and selling franchises, as conducted as of the date of this Agreement, except where the failure to obtain such filings and authorizations would not, individually or in the aggregate, have a Material Adverse Effect upon the business of the Company when taken as a whole.

(iv)  Except as set forth in Schedule 2.13(b)(iv), the Company is not now subject to a notice of violation of the FTC Rule or any Registration Regulations, and the Company is not now the subject of any cease and desist order issued by the Federal Trade Commission or any state authorities, regarding the Company’s franchising activities. Except as set forth in Schedule 2.13(b)(v), there have been no consent orders, assurances of discontinuance, notices of violation, offers of settlement, settlement orders or other orders or rulings entered into by the Company since January 1, 2003, which are in effect that would prohibit or impede the Company’s ability to offer or sell franchises or enter into Franchise Agreements or Area Development Agreements. Except as set forth in Schedule 2.13(b)(iv), there are no consent orders, settlement agreements, stop orders or other proceedings, to the Knowledge of Seller, threatened that would prohibit or impede the Company’s ability to offer or sell franchises or enter into Franchise Agreements, except supplemental filings that may be required to reflect the transactions contemplated by this Agreement.

(v)  Except as set forth in Schedule 2.13(b)(v), the Company has not entered into franchise, development, license, or any similar form of agreement for “Miami Subs” restaurants to be operated outside the United States.

(vi)  Except as set forth in Schedule 2.13(b)(iv), there are no proceedings pending, or to the Knowledge of the Seller, threatened, alleging failure to comply with the Registration Regulations of any jurisdiction.

(vii)  There are no independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises during the period commencing on January 1, 2003, and continuing through the date of this Agreement.

(c)  Franchise Operations. Except to the extent it could not reasonably be expected to have a Material Adverse Effect:

(i)  Except as set forth in Schedule 2.13(c)(i), the Company and its Subsidiaries have not assigned or pledged any Franchise Agreement or its or their rights thereunder, and have good and valid title to such Franchise Agreements, and the Company is the sole holder of each Franchise Agreement and the rights of the franchisor thereunder, free and clear of any lien or encumbrance of any kind or nature.

(ii)  Except as set forth in Schedule 2.13(c)(ii), the Company’s franchise operation manuals do not impose any obligations or set forth any requirements that are inconsistent with any of the Franchise Agreements, Area Development Agreements and/or UFOCs.

(iii)  Except as set forth in Schedule 2.13(c)(iii), with respect to all terminations since January 1, 2003, the Company has complied with all applicable state franchise termination, unfair practices, and/or relationship Regulations, including, but not limited to, those Regulations’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee or business opportunity operator (“Relationship Regulations”).

(iv)  Except as set forth in Schedule 2.13(c)(iv), the Company and its Subsidiaries have no currently effective contracts with any formal or informal franchisee association or group of franchisees regarding any Franchise Agreement, Standard Form Franchise Agreement, Standard Form Area development Agreement, or franchise operational matter.

(d)  Terminations. The UFOCs previously delivered to Purchaser contain a complete and accurate list of the name, last known address and telephone number of all Franchisees whose Franchise Agreements and/or Area Development Agreements were terminated, cancelled, not renewed, reacquired by the Company or who have otherwise ceased to do business during the period commencing on January 1, 2003, and continuing through the date of this Agreement.

(e)  Past Transfers. Schedule 2.13(e) sets forth a complete and accurate list of all Franchisees whose Franchise Agreements were transferred or sold to a new or existing Franchisee during the period commencing on January 1, 2003, and continuing through the date of this Agreement.

(f)  Pending Sales. Except as set forth on Schedule 2.13(d), there are no offers by the Company of Franchise Agreements and/or Area Development Agreements which are pending or in progress as of the date of this Agreement and which, to the Knowledge of Seller, are likely to mature into opportunities to sign a Franchise Agreement and/or an Area Development Agreement.

(g)  Pending Transfers. Except as set forth on Schedule 2.13(g), there are no transfers of Franchise Agreements proposed to the Company by any Franchisee which are pending or in progress as of the date of this Agreement.

(h)  Claims by Associations. Except as set forth in Schedule 2.13(h), as of the date of this Agreement: (i) the Company has not received any claims or demands or other notices from any franchisee association or other group representing or purporting to represent two or more of the Company’s Franchisees regarding any alleged breach or default by the Company of any term or provision of any of the Franchise Agreements and/or Area Development Agreements; (ii) the Company is not engaged in any dispute of any kind whatsoever with any franchisee association or other group representing or purporting to represent two or more of the Company’s Franchisees; and (iii) to the Knowledge of Seller, there are no arbitrations, mediations or civil actions pending or threatened between the Company and any franchisee association or other group representing or purporting to represent two or more of the Company’s Franchisees.

(i)  Pending Franchisee Claims. Except as set forth in Schedule 2.13(i), there are no arbitrations, mediations or civil actions pending between the Company and any of the Franchisees as of the date of this Agreement and, except as set forth in Schedule 2.13(i), the Company is not engaged in any formal written dispute with any Franchisee (or other party claiming to be a Franchisee of the Company) or any party related thereto as of the date of this Agreement.

(j)  Notices of Breach, Default or Termination. Except as set forth in Schedule 2.13(j), there are no unresolved written assertions or claims by the Company against any current Franchisee for any breach of any of the Franchise Agreements that remain uncured.

2.14  Contracts.  Schedule 2.14 lists the following Contracts to which the Company or any of its Subsidiaries is currently a party or is subject to and which have not, as of the date hereof, been fully performed:

(a)  any agreement (or group of related agreements) for the purchase of inventory, products, machinery, equipment or other personal property or real property, or for the furnishing or receipt of services requiring payments in excess of $50,000 per year;

(b)  any Contract (or group of related Contracts) for the consignment or lease of machinery, equipment or other personal property or real property to or from any Person requiring payments in excess of $10,000 per year;

(c)  any capitalized lease, pledge, conditional sale or title retention agreement;

(d)  any agreement concerning a partnership, joint venture or investment or relating to any distributorship or franchise;

(e)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or any other obligation, or any capitalized lease obligation, or under which there is imposed an Encumbrance on any of its assets, tangible or intangible;

(f)  any agreement concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business or requiring it to exclusively sell or purchase to or from any Person;

(g)  any Contract with any of its Affiliates (including Seller), officer or director or any family member of an Affiliate (including Seller), officer or director;

(h)  any agreement containing commitments of suretyship, guarantee or indemnification;

(i)  any mortgage, indenture, note, bond or other agreement relating to Indebtedness provided by the Company or any of its Subsidiaries;

(j)  any agreement involving an Authority;

(k)  any collective bargaining agreement;

(l)  any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing for payments in excess of $50,000 per year;

(m)  any agreement providing severance benefits or payments upon the sale of the Company or any of its Subsidiaries;

(n)  any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(o)  any advertising or marketing Contracts or similar agreements;

(p)  Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;

(q)  Contracts relating to the acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2003;

(r)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 per year; or

(s)  any commitment to do any of the foregoing.

Seller has delivered, or made available, to Purchaser a correct and complete copy of each written agreement listed in Schedule 2.14 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 2.14. With respect to each agreement listed or required to be listed in Schedule 2.14: (A) the agreement is, with respect to the Company or such Subsidiary, legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor any Subsidiary is in and, to the Knowledge of Seller, no other party thereto is in, material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or any Subsidiary, or permit termination, modification, or acceleration under the Contract; and (C) neither the Company nor any of its Subsidiaries has, and to the Knowledge of Seller no other party has, repudiated any material provision of the Contract.

2.15  Accounts Receivable and Payable.

(a)  Accounts Receivable and Payable. Schedule 2.15(a) contains an accounts receivable and accounts payable aging as of May 31, 2007. The accounts receivable of the Company listed in Schedule 2.15(a) have been generated in the Ordinary Course of Business, reflect valid obligations due to the Company for the payment of goods or services provided by the business and, except as otherwise noted in Schedule 2.15(a) and, to the Knowledge of Seller, subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements which are determined in accordance with GAAP, are collectible in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.15(a), all accounts payable of the business were incurred in the Ordinary Course of Business consistent with past custom and practice and are valid payables for products or services purchased by the Company.

(b)  Purchase Orders. Schedule 2.15(b) is a true and complete list as of May 31, 2007, of all purchase orders under which Company is or will become obligated to pay any particular Person.

2.16  Insurance.  Schedule 2.16 identifies and contains a description of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. All of such insurance policies are issued in the name of Seller. All known claims, if any, made against the Company or any of its Subsidiaries that are covered by insurance have been disclosed to and, except for delivery of standard reservation of rights notices or as set forth in Schedule 2.16, accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Schedule 2.16. Except as set forth on Schedule 2.16, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

2.17  Litigation. Except as set forth on Schedule 2.17, to the Knowledge of Seller there are no (and, during the two years preceding the date hereof, there have not been any) Claims pending or threatened against or affecting the Company, any of its Subsidiaries, officers, directors, managers or employees of the Company or any of its Subsidiaries with respect to the business or the Company’s proposed business activities which (i) involve a claim for money damages in excess of $25,000, (ii) would be reasonably expected to have a Material Adverse Effect, or (iii) question the validity of this Agreement or impair the ability of Seller or the Company to consummate the transactions contemplated hereby.

2.18  Books and Records. The stock records of the Company and its Subsidiaries fairly and accurately reflect in all respects the record ownership of all of the outstanding Shares. The financial records and books of account of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in accordance with GAAP. The minute books of the Company and its Subsidiaries are complete and accurate in all material respects.

2.19  Employment Matters.

(a)  Except as set out in Schedule 2.19: (i) no current officer or employee of the Company or any of its Subsidiaries is a party to any employment agreement or union or collective bargaining agreement; (ii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Company or any of its Subsidiaries regarding terms and conditions of employment; (iii) to the Knowledge of Seller, no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending; (iv) to the Knowledge of Seller no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company; (v) neither the Company nor any of its Subsidiaries has any independent contractors who have provided services to the Company or any of its Subsidiaries for a period of six consecutive months or longer; and (vi) to the Knowledge of Seller, no employee of the Company or any of its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its Subsidiaries. To the Knowledge of Seller, there are no current or threatened attempts (and there has been no current or threatened attempts within the past two years) to organize or establish any labor union to represent any employees of the Company or any of its Subsidiaries.

(b)  Except as set out in Schedule 2.19(b), to the Knowledge of Seller no charges, complaints or claims relating to the alleged violation of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, the Family and Medical Leave Act, the Fair Labor Standards Act, the New York Labor Law or any other employment law are pending or, to the Knowledge of Seller, have been threatened.

(c)  Either the Company or its Subsidiaries, as applicable, has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Authority. Schedule 2.19(c) correctly sets forth the name and current annual salary of each employee of the Company and its Subsidiaries and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Schedule 2.19(c) contains a list of all employees of the Company and its Subsidiaries who are not citizens or permanent residents of the United States (together with a listing of each such employee’s work authorization status and work authorization expiration date).

(d)  Schedule 2.19(d) sets forth the bonuses paid and reasonably expected to be paid to the officers and employees of the Company and its Subsidiaries for the fiscal years ended March 27, 2005, March 26, 2006 and March 25, 2007.

(e)  Schedule 2.19(e) lists all consultants currently hired by the Company and its Subsidiaries, their rate of pay, the date when they began their assignment with the Company and the estimated completion date of their services.

2.20  Employee Benefits.

(a)  Schedule 2.20(a) lists all Employee Benefit Plans (including, for avoidance of doubt, each Benefit Arrangement) as to which the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has or may have any liability. With respect to each Employee Benefit Plan of the Company, the Company has delivered to Purchaser true, accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto; (ii) if the plan has not been reduced to writing, a written summary of all material plan terms; (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or opinion letter, as applicable, from the IRS and any related correspondence, and a copy of any pending request for such determination; (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies; (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with all required schedules attached; and (viii) in the case of any Employee Benefit Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for the three most recent plan years.

(b)  The Company has never maintained or contributed to or been required to contribute to a Multiemployer Plan nor any defined benefit plan subject to Title IV of ERISA and Section 412 of the Code. None of the Employee Benefit Plans are or ever have been a multiple employer plan as defined in ERISA.

(c)  Each of the Employee Benefit Plans intended to be qualified under Section 401(a) of the Code (i) satisfies in form the requirements of such Section, except to the extent amendments are not required by law to be made until a date after the Closing Date, (ii) has received a favorable determination letter or opinion letter, as applicable, from the IRS regarding such qualified status, which covers all amendments to the Employee Benefit Plans for which the determination letter process is open, and all amendments upon which such favorable letter was made contingent have been timely executed, and (iii) to the Knowledge of Seller has not been operated or amended in a way that could adversely affect its qualified status. To the Knowledge of Seller, nothing has occurred with respect to any Employee Benefit Plan that has subjected or will subject any participant in, or beneficiary of, an Employee Benefit Plan with respect to the Company to a tax under Code Section 4973 for which the Company could be liable. Each Employee Benefit Plan with respect to the Company that is a qualified defined contribution plan and is intended to be an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor relations.

(d)  With respect to each of the Employee Benefit Plans: (i) each has been administered in all material respects in compliance with its terms and with all Regulations, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or to the Knowledge of Seller threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Authority; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; and (v) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly and timely filed or distributed.

(e)  To the Knowledge of Seller, each Employee Benefit Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in all respects in accordance with each of the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)  All required contributions to, and premium payments on account of, each Employee Benefit Plan with respect to the Company are current.

(g)  Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Employee Benefit Plan with respect to the Company provides health benefits or life or disability insurance coverage following retirement or other termination of employment.

(h)  No Employee Benefit Plan that is a group health plan is a self-insured plan.

(i)  To the Knowledge of Seller, no Employee Benefit Plan fiduciary nor any Employee Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in section 4975(c)(1) of the Code) and there has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to any Employee Benefit Plan.

(j) Each individual who is performing services or who has performed services for the Company and is or was treated by the Company as an independent contractor has been appropriately classified as such under all applicable legal requirements, and no such individual participates or has the right to participate in any Employee Benefit Plan with respect to the Company, even if reclassified as an employee of the Company.

(k)  The Company has not entered into any contractual obligation which obligates the Company to pay any retention bonuses or otherwise committed to pay any retention bonuses.

(l)  Except as specified on Schedule 2.20(l), (i) the Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or any other Transaction Document, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual; and (ii) the transactions contemplated by this Agreement and the other Transaction Documents will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

(m)  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance, in all material respects, with Section 409A of the Code and the Treasury Regulations and other administrative guidance promulgated thereunder.

2.21  Environmental, Health, and Safety Regulations.

(a)  Other than as set forth in Schedule 2.21(a), to the Knowledge of Seller, each of the Company and its Subsidiaries (i) has complied, and is in compliance, with all Environmental, Health, and Safety Regulations in all material respects (and no Claim has been filed or commenced against the Company and its Subsidiaries alleging any such failure to comply), (ii) has obtained and been in material compliance with all of the terms and conditions of all Permits which are required under the Environmental, Health, and Safety Regulations, and (iii) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Regulations.

(b)  Other than as set forth in Schedule 2.21(b), to the Knowledge of Seller neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called “transaction-triggered” or “responsible transfer” Environmental, Health, and Safety Regulations.

(c)  Other than as set forth in Schedule 2.21(c), none of the Company or any of its Subsidiaries has received any notice of violation of any Environmental, Health, and Safety Regulations from Authority or other third party and has not been named as a potentially responsible party with respect to any release of any Hazardous Substance.

2.22  Transaction With Affiliates. Except as disclosed on Schedule 2.22, none of the Company’s or its Subsidiaries’ shareholders, directors, officers or employees nor any of their respective Affiliates is involved in any business arrangement or relationship with the Company or any of its Subsidiaries (whether written or oral), except on arms-length terms no less favorable to the Company or its Subsidiaries than those which could be obtained with a third party which is not an Affiliate, and none of the Company’s or its Subsidiaries’ shareholders, directors, officers or employees nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

2.23  Suppliers. Schedule 2.23 sets forth a list of the top ten suppliers of the Company and its Subsidiaries (by volume of purchases from such suppliers), for the twelve-month period ended March 25, 2007. Neither the Company nor any of its Subsidiaries has received any written notice from any such supplier to the Company or any of its Subsidiaries to the effect that, and the Seller has no Knowledge that, such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise) other than changes that may be made by any such supplier (including, without limitation, changes to prices, inventory charges, distributor mark-ups, delivery frequency and credit terms) due to the fact that after the Closing the Company will be purchasing products on a single-company basis, rather than as part of a larger franchise operation.

2.24  FIRPTA. Seller is not a foreign corporation for the purposes of the Code Sections 871, 882 or 1445.

2.25  Brokers’ Fees. Neither Seller, the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Seller, the Company or such Subsidiaries.

2.26  Disclosures. The representations and warranties of the Seller contained in this Agreement (including any exhibit or schedule hereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made and taking into account the express limitations set forth in each such representation and warranty, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1  Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

3.2  Authorization; Validity. Purchaser has all necessary power and authority to enter into this Agreement and the other Transaction Documents and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights.

3.3  No Conflict or Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in:

(a)  a violation of or a conflict with any provision of the organizational documents of Purchaser;

(b)  a breach of, a default under, giving any third party the right to modify, terminate or accelerate any obligation under, any term or provision of any Contract to which Purchaser is a party or by which its assets are bound; or

(c)  a violation by Purchaser in any material respect of, or require any authorization, consent, approval, exemption, notice, filing or other action due to or required from, or filing with, any Authority pursuant to any Regulation or Order.

except, in the case of clauses (b) and (c), where the occurrence of such event or failure to obtain such authorization, consent, or similar approval will not result in a Material Adverse Effect.

3.4  Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Authority, or any other Person, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals or authorizations, or make such declarations, filings or registrations, would not in the aggregate impair the ability of Purchaser to perform its obligations hereunder or result in a Material Adverse Effect.

3.5  Certain Litigation. There is no action, proceeding or investigation pending to which Purchaser is a party or, to Purchaser’s knowledge, threatened, against Purchaser, which questions the validity of this Agreement or impairs the ability of Purchaser to consummate the transactions contemplated hereby.

3.7  Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

3.8  Disclosures. The representations and warranties of the Purchaser contained in this Agreement (including any exhibit or schedule hereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made and taking into account the express limitations set forth in each such representation and warranty, not misleading.

ARTICLE IV
COVENANTS

4.1  Further Assurances. On and after the Closing Date, Seller and Purchaser will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

4.2  Lease of Office Space. Promptly following the Closing Date, the parties shall enter into the Corporate Headquarters Lease Agreement (the “Corporate Headquarters Lease Agreement”). The Corporate Headquarters Lease Agreement will provide that the Seller will sublease to Purchaser the Company’s current corporate headquarters (located at 6300 NW 31st Avenue, Ft. Lauderdale, Florida) on the following terms: (a) Seller will sublease the building to Purchaser, excluding (i) Jerry Woda’s current office, Lori March’s old office and the adjacent assistant work spaces (which space shall be retained and occupied by Seller (the “Retained Office Space”), (ii) the portion of the building currently subleased to a non-affiliated third party (which space shall remain so subleased until such time as Seller shall determined), and (iii) the building’s common areas (e.g., reception, conference room, kitchen and bath rooms), which shall be shared by Seller, Company and Sellers’s subtenant); (b) the term of the Corporate Headquarters Lease Agreement will be one year following the Closing of the Transaction, during which period no charge for rent will be made by Seller. Any extension of such sublease shall be subject to mutual approval of Seller and Purchaser, it being understood that: (i) neither Party will have any obligation to extend such sublease; and (ii) if extended, Seller will expect to receive market rental rates from Purchaser; and (c) Purchaser shall be responsible for a proportionate share of real estate taxes, utilities and all common area/maintenance expenses at all times during such lease. During the term of such lease, Purchaser will be entitled to the use of the existing telephone system, personal computers and local computer network (subject to Schedules 2.12(d) and 4.6 and the terms of Section 4.6) and office furniture on an “as is, where is” basis.

4.3  Tax Matters.

(a)  Elections, Amendments and Refunds. (i) Except as otherwise provided, the Purchaser shall not make any tax elections with regard to the Company or any of its Subsidiaries which may impact the Company’s or any Subsidiary’s Taxes with respect to tax periods (or portions thereof) ending on or prior to the Closing Date, or the transactions contemplated by this Agreement, including, without limitation, a change in the Company’s or any Subsidiary’s method of accounting, without the express written consent of the Seller. The Purchaser agrees to indemnify and defend the Seller and hold the Seller harmless from and against any and all Taxes (including any Taxes with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date) that are imposed upon the Company or any of its Subsidiaries as a result of such election. (ii) The Purchaser shall not, and shall not cause the Company or any of its Subsidiaries, to amend any Tax Return for any tax period (or portion thereof) ending on or before the Closing Date without the express written consent of the Seller. (iii) Any income tax refunds that are received by the Purchaser or the Company or any of its Subsidiaries and any amounts credited against income tax to which the Purchaser or the Company or any of its Subsidiaries become entitled, that relate to the tax periods, or portions thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within ten (10) days after receipt or entitlement thereto. (iv) Purchaser shall not, and shall cause Company not to, take any action with respect to Taxes, which would increase, directly or indirectly, the amount of Taxes for which the Seller would have an obligation to indemnify the Purchaser pursuant to this Section 4.3, or which would increase the Seller’s Tax liability with respect to the transactions contemplated herein.

(b)  Seller shall indemnify and hold Purchaser Indemnitees harmless from and against and shall reimburse each Purchaser Indemnitee for, any and all income Taxes incurred, suffered or accrued at any time by any Purchaser Indemnitee arising out of or attributable to:

(i) any liability for the Taxes of Company and any of its Subsidiaries for any taxable period or portion thereof ending on or before the Closing Date (excluding any Taxes attributable to any action taken by the Purchaser at any time after the Closing, including without limitation, on the Closing Date) but only to the extent that the amount of such Taxes exceeds the reserve for Taxes shown on the Company’s Most Recent Financial Statements;

(ii) all liabilities of the Company and any of its Subsidiaries as a result of the applicability of Treas. Reg. §1.1502-6 or otherwise for income Taxes of any other corporation affiliated with the Company and any of its Subsidiaries on or prior to the Closing Date but only to the extent that the amount of such Taxes exceeds the reserve for Taxes shown on the Company’s Most Recent Financial Statements; and

(iii) any misrepresentation or breach of any representation, warranty or obligation set forth in Section 2.11.

(c)  In the case of income Taxes that are payable with respect to a Straddle Period:

(i)  For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated income Tax Returns and, in jurisdictions requiring separate reporting from Seller and/or the Company, to file separate state and local Tax Returns. Seller shall pay all Taxes of the Company that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date. In order to appropriately apportion any of these Taxes relating to a period that includes (but that would not but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of the taxable period of Company and its Subsidiaries.

(ii)  The Purchaser shall cause the Company to file Tax Returns for all periods other than periods ending on or before the Closing Date. If any Taxes shown as due on such Tax Returns are indemnifiable by the Seller in accordance with Section 7.2(b) hereof, (A) such Tax Returns shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable laws; (B) the Purchaser shall provide the Seller with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return; and (C) the Seller shall have the right to review and comment on each such Tax Return for 15 days following the receipt thereof and the Purchaser shall accept any changes reasonably requested by the Seller.

(iii)  the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be, (A) in the case of Taxes other than property Taxes determined under the closing of the books method and (B) in the case of property Taxes imposed on a periodic basis with respect to the assets of the Company or any of its Subsidiaries, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b). In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 4.3 shall be computed by reference to the level of such items on the Closing Date.

(d)  The Parties hereto agree to treat any indemnity payment as an adjustment to the Purchase Price or as a capital contribution, except as otherwise required by Regulation. The limitations on indemnification contained in Article V shall not be applicable to this Section 4.3.

(e)  Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company (or any extensions for the filing thereof) for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs on or prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice. Seller shall permit Purchaser to review and comment on each such Tax Return prior to filing.

(f)  Cooperation on Tax Matters. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 4.3 and any audit, litigation or other proceeding with respect to Taxes; provided, however, that to the extent that such audit, litigation or other proceeding relates to periods ending on or before the Closing Date or could result in an indemnification obligation of the Seller, then the Seller shall have the right to control the defense or settlement of such audit, litigation or proceeding. Such cooperation shall include signing any Tax Return, amended Tax Returns, Claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Company and the Affiliated Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(g)  Tax Sharing Agreements. Any tax sharing agreement between Seller and any of its subsidiaries and the Company is terminated as of the Closing Date and shall have no further force and effect for any taxable year (whether the current year, a future year or a past year).

(h)  The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(i)  Indemnification Limitations: (i) If the amount with respect to which any claim is made under this Section 4.3 (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit to the party making the claim (or would give rise to such a benefit if the party making the claim were a taxable entity), the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this paragraph, a “Tax Benefit” means an amount by which the Tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For the purposes of this paragraph, a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim.

4.4  Employee Matters. The Parties hereby agree that for a period of one year from the date of Closing, (i) the Procurement Personnel will report to a designate of each of Company and Seller and (ii) all decisions regarding the compensation, retention, hiring, or termination of such Procurement Personnel shall be made jointly by Seller and the Company.

4.5  Co-Branding.

(a)  Existing Co-Branded Locations. Schedule 4.5(a) sets forth the Miami Subs locations existing as of the Closing Date which contain “Nathan’s Famous” and/or “Arthur Treacher’s” and/or “Kenny Rogers Roasters” co-branded menu-line extensions (the “Existing Co-Branded Locations”). From and after the Closing Date, each such co-branded menu-line extension shall be permitted to remain in operation within the Existing Co-Branded Location concerned, subject to the following:

(i)  The “Miami Subs” concept remains the primary or “host” concept at each such Existing Co-Branded Location at all times, and the extent to which any of the co-branded menu-line extensions are featured, advertised and/or promoted may not be substantially increased;

(ii)  The franchisee or operator at each such Existing Co-Branded Location shall comply at all times with the terms and conditions of the license or co-branding agreement pursuant to which such co-branding rights were granted;

(iii)  Any new franchisee or operator of any Existing Co-Branded Location shall be subject to Seller’s prior written approval (not to be unreasonably withheld) and shall be required, as a condition of such approval, to execute a co-branding agreement in a form reasonably satisfactory to Seller;

(iv)  No royalties shall be due to Seller in connection with such continued sale of “Kenny Rogers Roasters” products; however, Purchaser/Company shall be obligated to pay to NFI (or its appropriate affiliate) thirty-five (35%) percent of all royalties contractually due from Miami Subs franchisees/operators in connection with such continued sale of “Nathan’s Famous” and “Arthur Treacher’s” products;

(v) Purchaser/Miami Subs shall have no obligation to continue to operate any co-branded menu line extension within any Existing Co-Branded Location, it being understood, however, that to the extent that any co-branded menu line extension continues to operate at any Existing Co-Branded Location (or any new “Miami Subs” location as described below), the menu of such co-branded menu line extension may not be modified from the menu as of the Closing Date (except that Purchaser/Miami Subs shall have the right to remove the hamburger from the “Nathan’s Famous” menu).

(b)  New Locations - In connection with any new “Miami Subs” locations Purchaser desires to develop after the Closing Date, Seller acknowledges that it will grant the right to the franchisee/operator of such location to include “Nathan’s Famous” and “Arthur Treacher’s” (but not “Kenny Rogers Roasters”) co-branded menu line extensions, subject to the following:

(i)  The identity of the franchisee/operator, and the proposed location of the new restaurant shall both be subject to Seller’s prior written approval, which may be withheld in Seller’s absolute discretion; and

(ii)  If approved pursuant to 4.5(b)(i) above: (A) the franchisee/operator of the new restaurant will be required to sign a license agreement with Seller (or its appropriate affiliate) pursuant to which Seller will be entitled to a fee of $5,000 per co-branded concept installed; (B) the franchisee/operator concerned will be required to pay to Purchaser/Miami Subs the same royalty on all sales of all of the co-branded menu items as it pays on “Miami Subs” menu items (but in no event less than 4% of net sales); and (C) Purchaser/Miami Subs shall pay Seller 35% of all such royalties due pursuant to 4.5(b)(ii)(B) above.

4.6  Accounting Functions. From and after the Closing Date through the date that is six months from the Closing Date, Seller will provide Purchaser with the accounting services listed on Schedule 4.6 (the “Accounting Services”), for a monthly fee of $5,000; provided, however, that Purchaser may terminate this arrangement at any time upon 30 days written notice to Seller. The monthly fee for the Accounting Services shall be paid to Seller on the Closing Date and on each monthly anniversary thereof during such six-month period.

4.7  Procurement.
(a)  From and after the Closing Date through the date that is one year from the Closing Date, Seller and Purchaser agree to share all Procurement Costs with Seller responsible for 45% and Company responsible for 55%. The Company shall continue to pay the Procurement Personnel in accordance with the normal payroll practices of the Company. Seller shall reimburse the Company for 45% of such payroll costs, less the cost of the monthly license fee for the Procurement Software, which reimbursement shall be made no later than the fifteenth day of the next succeeding month. Right of termination with notice of 60 days to NF.

(b)  Unless mutually agreed in writing, for a period of one (1) year following the Closing, neither Seller nor Purchaser shall terminate, amend, modify, alter or otherwise change any manufacturing, supply and/or distribution agreement pursuant to which both the “Nathan’s Famous” and “Miami Subs” restaurant systems are currently jointly covered. Additionally, neither Seller nor Purchaser shall have any liability for purchases and/or distribution of food or other items which relate to the other’s restaurant system. In addition, if Purchaser determines to discontinue the use of any item specific to the “Miami Subs” system which is already in inventory, Seller will have no liability for any costs relating thereto and Purchaser shall hold Seller harmless in connection therewith.

4.8  Use of Name.  Seller agrees that from and after the Closing they will not use the name “Miami Subs” or any derivations thereof (or any name deceptively similar to such names in any business enterprise or in any commercial relationship

4.9  Contract Reaffirmation. Purchaser acknowledges that Company is a party to a beverage supply agreement with Coca Cola North American Fountain (“Coke”) dated May 25, 2000 (the “Coke Agreement”). Purchaser and Company agree that (i) they will be solely responsible for any sums required to be paid or re-paid to Coke pursuant to the Coke Agreement and (ii) they will indemnify Seller for any liability arising as a result of Company failing to perform under the Coke Agreement.

4.11    Post-Closing Checks Received by Seller. Seller shall promptly forward to Purchaser any checks made payable to the Company or one of its Subsidiaries received by Seller after the Closing Date.

4.12    Post-Closing Rebates. Any rebates received by the Seller after the Closing Date which are derived from the purchase of products by Company’s franchisees shall be paid to Company, except that Company shall have no right to receive any portion of rebates derived from the sale to Company’s franchisees of Nathan’s Famous, Arthur Treacher’s and/or Kenny Rogers Roasters menu items. In addition, to the extent that Company or Purchaser receives any rebates derived from the purchase of any products by restaurants in the Nathan’s Famous restaurant system, Company and/or Purchaser shall pay such amounts to Seller.

ARTICLE V
INDEMNIFICATION

5.1  Survival, Representations and Warranties. The respective representations and warranties of Seller and Purchaser contained herein or in any certificates or other documents delivered at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto or any Party’s officers, directors, managers, stockholders, employees or agents. The representations and warranties provided for in this Agreement shall survive for eighteen (18) months beyond the Closing Date, except that the representations and warranties set forth in: (i) Section 2.5 (Capitalization), shall survive indefinitely; and (ii) Sections 2.11 (Tax Matters) and 2.21 (Environmental Matters) shall survive for a period of six (6) years. The provisions of this Section 5.1 shall not limit any covenant or agreement of the Parties hereto which, by its terms, contemplates performance after the Closing Date and any breach of such covenant or agreement shall not be subject to the Loss Threshold or Cap (as such terms are hereinafter defined). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Sections 5.2 and 5.3 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred) in good faith and such extension of the survival period shall be limited solely to the items expressly specified in such notice.

5.2  Indemnification Obligations of Seller.

(a)  Seller agrees to indemnify Purchaser and its Affiliates (including the Company after the Closing Date), stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the “Purchaser Indemnitees”) in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Losses which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

(i)  any facts or circumstances which constitute a misrepresentation or breach by Seller of any representation or warranty set forth in this Agreement (including any Schedule), or any certificate delivered by Seller pursuant to this Agreement; provided however, that Seller is given written notice of such Loss during the applicable survival period on Section 5.1 above;

(ii)  any nonfulfillment or breach of any covenant of Seller set forth in this Agreement; and

(iii)  any liability in excess of $10,000 in respect of the litigation entitled Queenster Madison, personal Representative of the Estate of Terry Madison v. Hollywood Subs, Inc. and Miami Subs Corporation, Case No. 06-011404 CACE 12.

(b)  Notwithstanding the foregoing, Seller shall not be required to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 5.2(a) unless the aggregate amount of all such Losses exceeds $100,000 (the “Loss Threshold”); provided, however, that in the event that the Loss Threshold is exceeded, Seller shall be required to indemnify Purchaser Indemnitees for 30% of the first $100,000 of Losses; provided further, however, that in no event shall Seller be obligated to indemnify Purchaser Indemnitees for such Losses in excess of $450,000 (the “Cap”). The Loss Threshold and Cap shall not apply to the Seller’s obligation to provide indemnification pursuant to Section 5.2(a). Notwithstanding the above, the Cap shall not apply if any liability requiring indemnification was caused by the fraud or intentional misrepresentations or intentional omissions of Seller, its officers, directors, employees and agents.

(c)  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict any of Purchaser Indemnitees’ right to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation.

5.3  Indemnification Obligation of Purchaser.

(a)  Purchaser agrees to indemnify Seller and each of its Affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the “Seller Indemnitees”) in respect of, and save and hold Seller Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Losses which Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

(i)  any facts or circumstances which constitute a misrepresentation or breach by Purchaser of any representation or warranty set forth in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; provided, however, that Purchaser is given written notice of such Loss during the applicable survival period specified in Section 5.1 above;

(ii)  any nonfulfillment or breach of any covenant or agreement of Purchaser set forth in this Agreement; or

(iii) any Hazardous Substances that Purchaser stores, treats, generates, transports or releases at any property previously or currently owned or operated by the Company or any of its Subsidiaries, including, without limitation, the Real Property, or at any off-site property in violation of any Environmental, Health, and Safety Regulations.

(b)  Notwithstanding the foregoing, Purchaser shall not be required to indemnify Seller Indemnitees in respect of any Losses any of Seller Indemnitees suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 5.3(a) above unless the aggregate amount of all such Losses exceeds the Loss Threshold; provided, however, that in such event, Purchaser shall be responsible for the full amount of all such Losses from the first dollar of Losses suffered; provided further, however, that in no event shall Purchaser be obligated to indemnify Seller Indemnitees for such Losses in excess of the Cap. Notwithstanding the above, the Cap shall not apply if any liability requiring indemnification was caused by the fraud or intentional misrepresentations or intentional omissions of Purchaser, its officers, directors, employees and agents.

5.4  Indemnification Procedures.

(a)  Except as provided in subsection (e) below, any Person making a claim for indemnification pursuant to Section 5.2 or 5.3 above (each, an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any Claim against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 5.2 or 5.3 above, as applicable, except where such failure actually and materially harms the Indemnifying Party.

(b)  With respect to the defense of any Claim against or involving an Indemnified Party for which indemnification is provided in Section 5.2 or 5.3 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any nationally recognized and reputable legal counsel selected by the Indemnifying Party. The Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party), and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Indemnifying Party has not promptly acknowledged and admitted in writing to the Indemnified Party that all damages, losses, claims, liabilities, charges, suits, penalties, costs and expenses relating to such Claim are Losses for which the Indemnifying Party is solely liable pursuant hereto.

(c)  If the Indemnifying Party is controlling the defense, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party); provided, however, that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if: (i) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (ii) the Indemnifying Party shall have authorized in writing the hiring of such separate counsel by the Indemnified Party; or (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party).

(d)  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such Claim or ceasing to defend such Claim, provided, however, that any such settlement shall provide for the full and final release of all claims against each Indemnified Party.

5.5  Payment. Upon the determination of liability under Article V or otherwise between the Parties or by final judicial proceeding, the appropriate Party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other Party’s obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any instrument or agreement entered into pursuant to this Agreement or otherwise or, if Seller is the Indemnifying Party, by setoff against amounts owed pursuant to the Note in accordance with the terms thereof. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

5.6  Indemnity Calculations.

The amount of indemnity payable under Section 5.2 or Section 5.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, and shall be calculated giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim.

ARTICLE VI
MISCELLANEOUS

6.1  Definition.  Capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Area Development Agreements” has the meaning specified in Section 2.13(a) of this Agreement.

“Austin Personal Guaranty” has the meaning specified in Section 1.1(c) of this Agreement.

“Authority” means any governmental or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, whether international, national, federal, state or local or any third party accreditation organization.

“Benefit Arrangement” means any employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any “voluntary employees’ beneficiary association” as defined in the Code), compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or Multiemployer Plan, (B) is maintained or contributed to by or required to be maintained or contributed to by the Company, or (C) covers any current or former employee of the Company.

“Cap” has the meaning specified in Section 5.2(b) of this Agreement.

“Claim” means any action (at law or in equity), claim, charge, audit, lawsuit, demand, suit, inquiry, hearing, investigation, Authority review, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning specified in Section 1.2 of this Agreement.

“Closing Date” has the meaning specified in Section 1.2 of this Agreement.

“Co-Branding” has the meaning specified in Section 4.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company, or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, operational results, finances, training, marketing, promotional and sales plans and practices, customer proposals, referral sources, cost, rate and pricing structures, and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, prospective customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights of the Company.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

“Corporate Headquarters Lease” has the meaning specified in Section 4.2 of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

“Employee Benefit Plans” means all Benefit Arrangements (other than Multiemployer Plans), Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (A) which the Company maintains or contributes to or with respect to which the Company has any liability, or (B) which covers any current or former employee of the Company.

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan), (A) which the Company maintains or contributes to or with respect to which the Company has any liability, or (B) which covers any current or former employee of the Company.

“Encumbrance” means any mortgage, pledge, Lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Most Recent Financial Statements, and (c) liens arising from zoning ordinances.

“Environmental, Health, and Safety Regulations” means all Regulations, Orders and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generations, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, noise or radiation, each as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning specified in Section 2.8 of this Agreement.

“Franchise Agreements” has the meaning specified in Section 2.13(a) of this Agreement.

“FTC Rule” has the meaning specified in Section 2.13 of this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Galloway Personal Guaranty” has the meaning specified in Section 1.1(c) of this Agreement.

“Hazardous Substances” means any pollutants, contaminants, toxic substances, hazardous waste or hazardous substances defined in or regulated by any Environmental, Health and Safety Regulation.

“Indebtedness” means, with respect to the Company at any date, without duplication: (i) all obligations for borrowed money or in respect of loans or advances, (ii) all obligations evidenced by bonds, debentures, notes, interest rate swap agreements or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company, (iv) all obligations arising from cash/book overdrafts or negative cash balances, (v) all obligations arising from deferred compensation arrangements, employee bonuses (whether accrued or not), (vi) all obligations of the Company secured by a Lien, (vii) all accrued but unpaid franchise, income and excise taxes, (viii) all overdue trade payables, (ix) all capital lease obligations determined in accordance with GAAP, (x) all notes and accounts payable to any Affiliates of Seller or any officers or employees of such Persons, (xi) all obligations (fixed or contingent) outside the Ordinary Course of Business, (xii) all Guaranties of such Person in connection with any of the foregoing, and (xiii) all accrued interest, prepayment premiums or penalties related to any of the foregoing; provided, however, that Indebtedness shall not include other accrued trade payables or other accrued expenses incurred in the Ordinary Course of Business.

“Indemnified Party” has the meaning specified in Section 5.4 of this Agreement.

“Indemnifying Party” has the meaning specified in Section 5.4(a) of this Agreement.

“Intellectual Property Rights” means (excluding any such rights relating to the brands Nathan’s Famous, Arthur Treacher’s and Kenny Rogers Roasters) all (i) patents, patent applications, patent disclosures, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and domain names, including common law rights, the goodwill associated therewith and registrations and applications for registration thereof, (iii) works of authorship, copyrights and registrations and applications for registration thereof, (iv) copies and tangible embodiments thereof; (v) confidential and proprietary information, including trade secrets and know-how, (vi) technology, processes, algorithms, computer software programs and applications (in both source code and object code form), (vii) rights of publicity and similar rights with respect to use of a person’s name or likeness, (viii) moral rights and similar rights of attribution and integrity, and (ix) rights to sue and recover any damages, profits and other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Knowledge of Seller” means (i) the actual knowledge of any of Eric Gatoff, Wayne Norbitz, Donald Perlyn, Ronald DeVos and Jerry Woda and (ii) that knowledge which could have been acquired by any of Eric Gatoff, Wayne Norbitz, Donald Perlyn, Ronald DeVos and Jerry Woda after making a reasonable and diligent inquiry concerning the subject matter at issue as a prudent businessperson would have made or exercised in the management of his business affairs in light of all the circumstances applicable thereto, including due inquiry of employees and professionals of Seller and the Company who could reasonably be expected to have actual knowledge of the matters in question and, when reference is made to actual knowledge, the actual knowledge of the persons listed in clause (i) without such inquiry.

“Leased Property” has the meaning specified in Section 2.7 of this Agreement.

“Lien” means any claim, lien, pledge, option, charge, security interest, mortgage, right-of-way, easement, covenant, Encumbrance or other right of any third party.

“Loss Threshold” has the meaning specified in Section 5.2(b) of this Agreement.

“Losses” means any Claims, liabilities, losses, damages (including consequential damages), fees, deficiencies, assessments, judgments, obligations, demands, commitments, actions, imposed tax, penalties, fines, remediations and other costs or expenses (any one such item being called a “Loss” and all such items collectively called “Losses”), including all interest, penalties, reasonable attorneys’ fees and other expenses arising from, or in connection with, any Loss by a Party seeking indemnification.

“Material Adverse Effect” means any circumstance, change in, or effect on a Party that is, or could reasonably be expected in the foreseeable future to be, materially adverse to the Party’s business, assets, liabilities, financial condition, earnings or results of operation, prospects, customer or supplier relations, employee relations, cash flow or net worth or its ability to consummate the transactions contemplated by this Agreement; provided, that the foregoing excludes the effects of changes that are generally applicable to (i) the industries and markets in which the Party operates, (ii) the United States or world economy or securities markets or (iii) result from the outbreak of war, other hostilities or terrorist activities.

“Most Recent Financial Statements” has the meaning specified in Section 2.8.

“Most Recent Fiscal Year End” has the meaning specified in Section 2.8 of this Agreement.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Option” means any subscription, option, warrant, right, security, Contract, commitment, or stock appreciation, phantom stock option, or arrangement by which the Company is bound to issue any additional shares of its capital stock or rights pursuant to which any Person has a right to acquire shares of the Company’s or a Subsidiary’s capital stock (as the case may be).

“Order” means any decree, order, judgment, writ, injunction (temporary or permanent), rule, ruling, legal restraint, award, formal or informal directive or notice, prohibition or consent of or by or from an Authority.

“Ordinary Course of Business” means the ordinary course of normal day-to-day business consistent with past custom and practice (including with respect to quantity quality and frequency), other than any “like-kind” exchanges whereby an franchisee/operator pays less royalties to Company than it is otherwise obligated to pay to Company.

“Parties” has the meaning specified in the preamble to this Agreement.

“Permits” means all permits, licenses, registrations, agreements, certificates, approvals, accreditation, orders, and other consents and authorizations from any Authority or other Person (including without limitation those relating to the occupancy or use of Real Property) issued to or held by the Company and necessary or required for the Company to be in compliance with all Regulations and Orders as of the date hereof.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, firm, joint venture, association, government, body or other organization, whether or not a legal entity, or Authority.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Procurement Costs” means the amount paid or payable in respect of salaries, bonuses and benefits in connection with the employment by the Company of the Procurement Personnel and the monthly license fee paid in respect of the Procurement Software.

“Procurement Personnel” means Nancy Murphy and Sandra Lewis (or if either of Ms. Murphy or Ms. Lewis leaves the employ of the Company, their successors).

“Procurement Software” means Instill or any replacement purchasing management and tracking software licensed by Seller upon the mutual agreement of the Parties, acting reasonably.

“Purchase Price” has the meaning specified in Section 1.1(a) of this Agreement.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Indemnitees” has the meaning specified in Section 5.2(a) of this Agreement.

“Purchaser’s Promissory Note” has the meaning specified in Section 1.1(b) of this Agreement.

“Real Property” has the meaning specified in Section 2.7 of this Agreement.

“Real Property Leases” has the meaning specified in Section 2.7 of this Agreement.

“Regulation” means any applicable rule, law, code, statute, regulation, ordinance or other binding action of or by an Authority.

“Relationship Regulations” has the meaning specified in Section 2.13(c)(iii) of this Agreement.

“Restricted Period” has the meaning specified in Section 4.4 of this Agreement.

“Security Agreement” has the meaning specified in Section 1.1(c) of this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Indemnitees” has the meaning specified in Section 5.3(a) of this Agreement.

“Shares” has the meaning specified in Section 1.1(a).

“Standard Form Area Development Agreement” has the meaning specified in Section 2.13(a)(i) of this Agreement.

“Standard Form Franchise Agreement” has the meaning specified in Section 2.13(a)(i) of this Agreement.

“Straddle Period” means a taxable period that commences before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Tax” means: (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Federal, state, local or foreign Authority which has the right to impose Taxes on the Company.

“Transaction Documents” means this Agreement, and the Corporate Headquarters Lease.

“UFOC” has the meaning specified in Section 2.13(b) of this Agreement.

“UFOC Guidelines” has the meaning specified in Section 2.13(b) of this Agreement.

6.2  Construction. As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. Treasury Regulations, (iii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iv) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (v) except as the context may require, all references to Schedules or Exhibits refer to the Disclosure Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vii) all references to “$” or “dollars” refer to U.S. dollars, (viii) all references to “including” shall mean “including without limitation”, (ix) any amount to be paid in “$” or “dollars” shall be paid in U.S. dollars, and (x) the terms “herein”, “hereunder”, “hereby”, “hereto” and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the Parties hereto by reason of the extent to which such Party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof.

6.3  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Seller. Such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates; provided, however, that in connection with such assignment Purchaser shall agree to guarantee such assignee’s obligations under the Transaction Documents; provided further, however, that such assignment shall be subject to Seller’s approval of Purchaser’s financial condition, such approval not to be unreasonably withheld. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to a lender as collateral security. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim hereunder.

                6.4  Notices.   Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered: personally; by telecopier receipt confirmed; by certified mail, return receipt requested; or by reputable overnight courier (costs prepaid). All such notices are to be given or made to the Parties at the following addresses (or to such other address as any Party may designate by a notice given in accordance with the provisions of this Section):

If to Purchaser (or the Company after the Closing):

Lawrence Austin
6300N.W.31stAvenue
Fort Lauderdale, Florida 33309

Copy to (which shall not constitute notice to):

Perlman, Yevoli & Albright, P.L.
1500 N. Federal Hwy. Suite 250
Ft. Lauderdale, FL 33304
Attn: Jason E. Perlman

Copy to (which shall not constitute notice to):

Bernard H. Vogel
Seavey Vogel & Associates, LLP
500 North Broadway, Suite128
Jericho, New York 11753

If to Seller (or Company prior to the Closing):

Nathan’s Famous, Inc.
1400 Old Country Road
Westbury, New York 11501
Attn: Wayne Norbitz, President & COO
Facsimile No.: 516-338-8500

Copy to (which shall not constitute notice):

Farrell Fritz, P.C.
1320 Reckson Plaza
Uniondale, New York 11556
Attn: Nancy Lieberman, Esq.
Facsimile No.: 516-336-2778

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if sent by facsimile or other electronic means (including PDF format), (c) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

6.5  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof.

6.6  Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.7  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic means (including PDF format) with the same force and effect as if the same were a fully executed and delivered manual counterpart.

6.8  Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

6.9  Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.10  Expenses.  Except as otherwise provided herein, each Party will each be liable for their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including fees, costs and expenses of legal counsel, investment advisors, brokers and other representatives and consultants).

6.11  Confidentiality Agreement.  Neither Party will utilize or disclose any Confidential Information of the other Party and that it will continue to abide by the Confidentiality Agreements between the Seller and each of Lawrence Austin and Galloway Capital Management.

6.12  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

6.13  Consent To Jurisdiction; Service Of Process. Seller and Purchaser hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York located in New York County, New York, or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of New York or any other court in New York County, in connection with any suit, action or other proceeding arising out of or relating to this agreement and the transactions contemplated hereby (including any claim for injunctive relief), and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced by such courts

6.14  Attorneys’ Fees. If any Party hereto brings an action against another Party hereto to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys’ fees and costs and including, but not limited to, expert witness fees and expenses, incurred in connection with such action and any appeal thereof.

 6.15  Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. No exceptions to any representations or warranties disclosed on one Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Disclosure Schedule or cross-referenced in such other applicable section or Disclosure Schedule or is otherwise readily apparent on its face.

6.16  No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

 6.17  Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

* * * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date hereof effective as of the opening of business on May 31, 2007.

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
Name: Eric Gatoff Title: Chief Executive Officer

MIAMI SUBS CORPORATION

By:	/s/ Wayne Norbitz
Name: Wayne Norbitz Title: Executive Vice President

MIAMI SUBS CAPITAL PARTNERS I, INC.

By:	/s/ George Herman
Name: George Herman Title: President